FIRST PACTRUST BANCORP, INC. ANNOUNCES APPOINTMENT OF RICHARD HERRIN AS CHIEF ADMINISTRATIVE OFFICER OF PACIFIC TRUST BANK

Chula Vista, California, November 17, 2010 – First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the ‘Bank”), announced today that Richard Herrin has entered into an Employment Agreement with the Company  under which he will be appointed as Chief Administrative Officer of the Bank.

Mr. Herrin has over eighteen years of commercial banking, investment banking and regulatory experience.  Most recently, Mr. Herrin served at the FDIC as a member of the strategic operations group, which has overall responsibility for managing problem banks on behalf of the FDIC.  As part of this group, Mr. Herrin acted as the Receiver-in-Charge of a number of the largest failed banks in the western region of the United States.  Previously, he was the Manager of Asset Management Division within the FDIC where he served as a voting member of the Credit Review Committee for all receiverships in the western region of the United States.  Prior to joining the FDIC in 2009, Mr. Herrin held executive positions at Vineyard Bank, Excel National Bank, Imperial Capital Bank and Bank of America.  Mr. Herrin holds an undergraduate degree in Business Administration from the University of La Verne and an MBA from California State Polytechnic University with an emphasis in Contract Management and Contract Administration, having graduated Summa Cum Laude.

In commenting on Mr. Herrin’s hiring, Gregory Mitchell, President and Chief Executive Officer of the Company, said: “We are excited that Rich has elected to join us in our transformation of Pacific Trust Bank. Rich will play a key role leading our growth initiatives.  His banking and operational experience, as well as the insights he developed while working at the FDIC, will enhance our ability to pursue our growth in a prudent manner.  Additionally, Rich’s in-depth knowledge and insights developed during his tenure at the FDIC should be invaluable to our strategy of quality organic growth and strategic acquisitions.”

Mr. Herrin noted: “I look forward to working with Mr. Mitchell and the board of Pacific Trust Bank to execute the Bank’s growth strategy.  With the closing of the Company’s recent private placement, I believe that Pacific Trust Bank is well-positioned to take advantage of current market conditions and emerge as a leading community bank in Southern California.”

The Company and the Bank have entered into an employment agreement with Mr. Herrin, the terms of which will be described in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.  In accordance with his employment agreement, as an inducement material to his entering into employment with the Company and the Bank, Mr. Herrin was granted (i) 4,200 restricted shares of the Company’s common stock and (ii) a ten-year option to purchase 65,000 shares of the Company’s common stock at an exercise price per share of $11.60.  The restricted shares and the option are scheduled to vest in one-third annual increments on November 17, 2011, 2012 and 2013.  The vesting of any then-unvested portion of the option will accelerate if Mr. Herrin’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” as those terms are defined in the employment agreement, and the vesting of any then-unvested restricted shares will accelerate in the event Mr. Herrin’s service with the Company terminates due to death or disability or within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company).  The grant of the restricted stock and the option were approved by the Compensation Committee of the Company’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Contact:

Gregory A. Mitchell, President and CEO
Phone: (619) 691-1519